Exhibit 99.1

Uranium Resources, Inc. Receives Expected NASDAQ Notification Regarding Bid Price

Bid price has closed above $1 last three consecutive trading sessions

LEWISVILLE, Texas--(BUSINESS WIRE)--January 23, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today that it has received notice, as expected, from The NASDAQ Stock Market ("NASDAQ") stating that for 30 consecutive business days the bid price for the Company's common stock has closed below the minimum $1.00 per share as required by Marketplace Rule 5550(a)(1) for continued listing on the NASDAQ Capital Market. This notification has no effect on the listing of the Company's common stock at this time.

The January 17, 2012 letter has advised the Company that it has been afforded a "compliance period" of 180 calendar days to regain compliance with the applicable NASDAQ requirements. The Company will regain compliance with the minimum bid requirement if at any time before July 16, 2012 (180 calendar days), the bid price for the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

The Company’s common stock has closed above $1 for the last three consecutive trading days including today’s close.

In the event the Company does not regain compliance with the minimum bid price rule by July 16, 2012, NASDAQ will provide the Company with written notification that its common stock is subject to delisting from the NASDAQ Capital Market. The Company may appeal NASDAQ's determination to delist its common stock at that time.

The Company intends to actively monitor the closing bid price of its common stock between now and July 16, 2012 and will evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement under the NASDAQ Listing Rules.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer
or
Media:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com